EXHIBIT 16.1

January 26, 2012,

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read the statements made by COPsync, Inc. in Item 4.01 of the Current Report on Form 8-K, regarding the event that occurred on January 20, 2012, and are in agreement with the statements contained in such Item 4.01 insofar as they relate to our firm.

Very truly yours,

Morrill & Associates, LLC